UNITED STATES BANKRUPTCY COURT

	FOR THE DISTRICT OF DELAWARE


In re					)
						)
WESTMORELAND COAL COMPANY	) CHAPTER 11
et al.,					)
			Debtors.		) Cases No. 94-1066 through 94-1070
						)
						) Jointly Administered





	FIRST AMENDED JOINT PLAN OF REORGANIZATION
	OF WESTMORELAND COAL COMPANY,
	WESTMORELAND COAL SALES COMPANY, INC.,
	CRITERION COAL COMPANY,
	KENTUCKY CRITERION COAL COMPANY
	AND DEANE PROCESSING COMPANY


						YOUNG, CONAWAY, STARGATT & TAYLOR
						James L. Patton, Jr. (No. 2202)
						Joel A. Waite (No. 2925)
						11th Floor, Rodney Square North
						P.O. Box 391
						Wilmington, DE  19899-0391
						(302) 571-6600

								- and -

						SIDLEY & AUSTIN
						875 Third Avenue
						New York, NY  10022
						(212) 906-2000

						Attorneys for Debtors



						Dated:  December 9, 1994


	FIRST AMENDED JOINT PLAN OF REORGANIZATION

		Westmoreland Coal Company, Westmoreland Coal Sales Company, Inc., Criterion Coal Company, Kentucky Criterion Coal
Company and Deane Processing Company hereby propose the following joint plan of reorganization pursuant to Chapter 11 of the Bankruptcy Code.

	ARTICLE I
	DEFINITIONS

		For the purposes of this Plan, the following terms have the respective meanings specified below. Unless the context otherwise requires, any other term used herein that is used in the Bankruptcy Code shall have the meaning assigned to such term in the Bankruptcy Code.

		1.1	"Administrative Claim" means a Claim to the extent
that it is of the kind described in Section 503(b) of the Bankruptcy Code and is entitled to priority under Section
507(a)(1) of the Bankruptcy Code, including, but not limited to, any actual and necessary cost and expense of preserving the Debtor's estate and operating the Debtor's business and all fees and expenses of Professionals entitled to compensation pursuant to the Bankruptcy Code and any fees or charges against the estate under Section 1930, Chapter 123 of Title 28, United States Code.

		1.2	"Allowed" means (a) with respect to an
Administrative Claim of the kind described in Section 503(b)(2),
(3), (4), (5) or (6) of the Bankruptcy Code, an Administrative Claim that has been allowed by a Final Order, (b) with respect to any other Administrative Claim, an Administrative Claim to which no objection has been filed; or (c) with respect to a Disputed Claim, a claim that has been allowed by a Final Order, to the extent so allowed.

		1.3	"Amended and Restated Certification of
Incorporation" means the certificate of incorporation of a Reorganized Debtor, as amended or amended and restated, as described in Section 9.15 of the Plan.

		1.4	"Asset Purchase Agreement" means that certain
Asset Purchase Agreement incorporated by reference into this Plan, dated as of July 28, 1994, as amended, among Westmoreland, Criterion Coal, Kentucky Criterion, Deane and CONSOL pursuant to which CONSOL will acquire certain of the assets of Westmoreland, Deane, Kentucky Criterion and Criterion Coal as more particularly described therein.

		1.5	"Bankruptcy Code" means the United States
Bankruptcy Code, 11 U.S.C. Section 101 et seq., as amended from time to time to the extent applicable to the Reorganization Case.

		1.6	"Bankruptcy Court" means the United States
Bankruptcy Court for the District of Delaware or such other Court as may hereafter exercise original jurisdiction over the Reorganization Case.

		1.7	"Bankruptcy Rules" means the Bankruptcy Rules
promulgated under 28 U.S.C. Section 2075, as amended from time to time to the extent applicable to the Reorganization Case, and the local rules of the Bankruptcy Court.

		1.8	"Business Day" means any day other than a
Saturday, Sunday or other day on which commercial banks in New
York City are authorized or required by law to close.

		1.9	"Claim" means a claim against the Debtor within
the meaning of Section 101(5) of the Bankruptcy Code, as supplemented by Section 102(2) of the Bankruptcy Code.

		1.10	"Class" means a category or group of holders of
Claims or Equity Interests as designated pursuant to Article III of this Plan.

		1.11	"Common Stock" means the duly authorized, validly
issued shares of common stock, par value $2.50 per share, of Westmoreland outstanding as of the Petition Date.

		1.12	"Common Stock Claim" means any Claim with respect
to the Common Stock of the kind described in Section 510(b) of the Bankruptcy Code.

		1.13	"Common Stock Interest" means any Equity Interest
evidenced by share(s) of Common Stock.

		1.14	"Confirmation" means entry of the Confirmation
Order.

		1.15	"Confirmation Date" means the date upon which the
Confirmation Order is entered on the docket by the Clerk of the Bankruptcy Court.

		1.16	"Confirmation Hearing" means the hearing with
respect to this Plan required by Section 1128(a) of the Bankruptcy Code.

		1.17	"Confirmation Order" means the order of the
Bankruptcy Court confirming this Plan pursuant to Section 1129 of the Bankruptcy Code.

		1.18	"CONSOL" means CONSOL of Kentucky Inc.

		1.19	"Criterion Asset Sale" means the sale to CONSOL by
Westmoreland, Deane, Kentucky Criterion and Criterion Coal of certain of their assets pursuant to the terms of the Asset
Purchase Agreement.

		1.20	"Criterion Coal" means Criterion Coal Company.

		1.21	"Deane" means Deane Processing Company.

		1.22	"Debtor" or "Debtors" means collectively
Westmoreland, WCSC, Criterion, Kentucky Criterion and Deane, as debtor and as debtor-in-possession under Sections 1107 and 1108 of the Bankruptcy Code.

		1.23	"Disclosure Statement" means the disclosure
statement for the Plan approved by the Bankruptcy Court pursuant to Section 1125 of the Bankruptcy Code, together with any exhibits thereto and any documents incorporated therein by reference, as the same may be amended, modified or supplemented from time to time in accordance with the Bankruptcy Code and the Bankruptcy Rules.

		1.24	"Disputed Claim" means (a) a Rejection Damages
Claim; (b) any Claim as to which a proof of claim has been filed, and as to which the Debtor files an objection not later than ninety days after the Effective Date; (c) any Claim listed on any "Schedule of Disputed Claims" which the Debtor shall file not later than ninety days after the Effective Date, and (d) any Claim that is for the actual pecuniary loss associated with a breach or default the cure of or compensation for which is required for the assumption of an executory contract or unexpired lease pursuant to Section 365(b)(1) of the Bankruptcy Code.

		1.25	"Distribution Date" means the later of the
Effective Date or the date upon which a Claim becomes an Allowed
Claim.

		1.26	"DTA Banks" mean collectively Barclays Bank PLC
and National Westminster Bank PLC, and their legal successors and assigns.

		1.27	"DTA Bank Claim" means a Claim of any of the DTA
Banks for payment of principal, accrued and unpaid interest and any reasonable fees, costs or charges provided for under the Repayment Agreement outstanding as of the Petition Date.

		1.28	"Effective Date" means a Business Day not more
than fourteen (14) calendar days after all conditions to consummation set forth in Section 5.2 of the Plan have been satisfied.

		1.29	"Equity Interest" means any right of
Westmoreland's existing equity holders arising from their status as holders of the Preferred Stock, the Common Stock, or the Other
Equity Securities.

		1.30	"Estate" means collectively the estates created in
the Reorganization Case pursuant to Section 541 of the Bankruptcy
Code.

		1.31	"Final Order" means an order or judgment of a
court as to which (a) any appeal or petition for certiorari or review that has been taken or filed has been finally determined, denied, or dismissed, and (b) the time for initial or further appeal or petitioning for certiorari or review has expired and no timely appeal or petition for certiorari or review has been taken or filed.

		1.32	"General Unsecured Claim" means any Unsecured
Claim that is not an Administrative Claim, a Priority Tax Claim, an Other Priority Claim, a DTA Bank Claim, a Revolver Bank Claim, a Private Placement Lender Claim, a Miscellaneous Secured Claim, a Rejection Damages Claim, a Preferred Stock Claim or a Common
Stock Claim.

		1.33	"Insurance Company Guaranty" means that certain
Guaranty Agreement dated as of August 25, 1994, as amended or supplemented, by WCSC, Criterion Coal, Kentucky Criterion and WEI in favor of the Private Placement Lenders.

		1.34	"Insurance Company Loan Agreement" means that
certain Loan Agreement dated as of August 10, 1977, as amended or supplemented, between Westmoreland, as borrower, and the Private Placement Lenders (or their predecessors in interest), as lenders, and all ancillary instruments, agreements and documents evidencing or securing the indebtedness incurred, or otherwise covered by, the Loan Agreement, including, without limitation, the Insurance Company Notes and the Insurance Company Guaranty.

		1.35	"Insurance Company Notes" mean collectively those
certain 10.00% (formerly 8.40%) Promissory Notes dated as of
August 10, 1977, as amended or supplemented, issued by Westmoreland to the Private Placement Lenders (or their predecessors in interest) evidencing the indebtedness incurred under the Insurance Company Loan Agreement.

		1.36	"Kentucky Criterion" means Kentucky Criterion Coal
Company.

		1.37	"Miscellaneous Secured Claim" means (a) a Secured
Claim not held by a Revolver Bank, a Private Placement Lender, or a DTA Bank, (b) any Unsecured Claim associated with such a Secured Claim as a deficiency claim if the Debtor elects to leave such a Claim unimpaired in accordance with Section 1124(2) of the Bankruptcy Code, and (c) the claims of any collateral trustee.

		1.38	"Other Equity Securities" means any equity
security or right to purchase or otherwise acquire any equity security of Westmoreland not otherwise classified in the Plan, including any options to purchase Common Stock and any vested rights based on Westmoreland stock option agreements or plans.


		1.39	"Other Equity Securities Interest" means any
Equity Interest evidenced by Other Equity Securities.

 		1.40	"Other Priority Claim" means any Claim to the
extent entitled to priority in payment under Section 507(a) of the Bankruptcy Code, other than an Administrative Claim or a Priority Tax Claim.

		1.41	"Parent Company Guaranty" means that certain
Amended and Restated Parent Company Guaranty Agreement dated as of August 25, 1994, as amended or supplemented, by Westmoreland, WCSC, Criterion Coal, Kentucky Criterion and WEI in favor of the
DTA Banks.

		1.42	"Petition Date" means November 8, 1994.

		1.43	"Plan" means this Plan of Reorganization, and any
exhibits hereto and any documents incorporated herein by reference, as the same may be amended, modified or supplemented from time to time in accordance with the provisions set forth herein, the Bankruptcy Code and the Bankruptcy Rules.

		1.44	"Preferred Stock" means the duly authorized,
validly issued shares of preferred stock in the form of depo-sitary shares, par value $.25 per share, of Westmoreland out-standing as of the Petition Date.

		1.45	"Preferred Stock Claim" means any Claim with
respect to the Preferred Stock of the kind described in
Section 510(b) of the Bankruptcy Code.

		1.46	"Preferred Stock Interest" means any Equity
Interest evidenced by share(s) of Preferred Stock.

		1.47	"Priority Tax Claim" means any Claim to the extent
entitled to priority in payment under Section 507(a)(7) of the Bankruptcy Code.

		1.48	"Private Placement Lenders" mean New York Life
Insurance Company, Nationwide Life Insurance Company, Union
Central Life Insurance Company, The Mutual Life Insurance Company of New York, and Aid Association for Lutherans.

		1.49	"Private Placement Lender Claim" means a Claim of
any Private Placement Lender for payment of principal, accrued and unpaid interest and any reasonable fees, costs or charges provided for under the Insurance Company Loan Agreement outstanding as of the Petition Date.

		1.50	"Professionals" means those Persons retained
pursuant to an order of the Bankruptcy Court in accordance with Sections 327 and 1103 of the Bankruptcy Code.

		1.51	"Reorganization Case" means collectively those
cases under Chapter 11 of the Bankruptcy Code commenced by the Debtors and jointly administered under cases number 94-1066 through 94-1070 in the Bankruptcy Court.

		1.52	"Reorganized Debtor" or "Reorganized Debtors"
means collectively Westmoreland, WCSC, Criterion, Kentucky
Criterion and Deane on and after the Effective Date.

		1.53	"Rejection Damages Claim" means any Unsecured
Claim that arises as the result of the rejection of an executory contract or unexpired lease of the Debtor by order of the Bankruptcy Court in accordance with Article VII of the Plan, as such claim may be limited by the Bankruptcy Code, including, without limitation, Section 502(b)(6) thereof.

		1.54	"Repayment Agreement" means that certain Repayment
Agreement dated as of August 25, 1994, as amended or supplemented, between Terminal and the DTA Banks, and all ancillary instruments, agreements and documents evidencing or securing the indebtedness incurred, or otherwise covered by, the Repayment Agreement, including, without limitation, the Parent
Company Guaranty.

		1.55	"Revolver Banks" mean collectively PNC Bank,
National Association, Fidelity Bank, National Association, First
Union National Bank of Virginia and National Westminster Bank
PLC, and their legal successors and assigns.

		1.56	"Revolver Bank Claim" means a Claim of any
Revolver Bank for payment of principal, accrued and unpaid interest and any reasonable fees, costs or charges provided for under the Revolving Credit Agreement outstanding as of the Petition Date.

		1.57	"Revolving Credit Agreement" means that certain
Amended and Restated Revolving Credit Loan Agreement dated as of
April 15, 1993, as amended or supplemented, among Westmoreland, WCSC, Criterion Coal, Kentucky Criterion and WEI, as borrowers,
Westmoreland, as borrowing agent, the Revolver Banks, as lenders, and PNC Bank, National Association, as agent for the Revolver
Banks, and all ancillary instruments, agreements and documents evidencing or securing the indebtedness incurred, or otherwise covered by, the Amended and Restated Revolving Credit Agreement.

		1.58	"Secured Claim" means a Claim that is not an
Administrative Claim or a Priority Tax Claim, but only to the extent that such Claim is entitled to be a secured claim under
Section 506(a) of the Bankruptcy Code.

		1.59	"Solicitation Materials" means the Disclosure
Statement and all ballots and instructions provided by the Debtor to all holders of Claims and Equity Interests.

		1.60	"TECo" means TECo Coal Corporation, a Florida
corporation.

		1.61	"TECo Subcontracts" mean, collectively, (a) that
certain ROVA I Coal Supply and Transportation Subcontract among
TECo, WCSC, Kentucky Criterion and Westmoreland dated as of June
21, 1993; (b) that certain ROVA II Coal Supply and Transportation
Subcontract among TECo, WCSC, Kentucky Criterion and Westmoreland dated as of December 1, 1993; and (c) all agreements ancillary to such subcontracts which are included among the assets to be sold to CONSOL pursuant to the Asset Purchase Agreement, including, without limitation, the Rail Transportation Agreement, as amended, the ROVA I Three Party Agreement, the ROVA II Three
Party Agreement, and any amendments thereto.

		1.62	"Terminal" means Westmoreland Terminal Company.

		1.63	"UMWA" means The United Mine Workers of America.

		1.64	"Unsecured Claim" means a Claim that is not a
Secured Claim, an Administrative Claim or a Priority Tax Claim.

		1.65	"WCSC" means Westmoreland Coal Sales Company, Inc.

		1.66	"WEI" means Westmoreland Energy, Inc.

		1.67	"Westmoreland" means Westmoreland Coal Company.

	ARTICLE II
	TREATMENT OF ADMINISTRATIVE CLAIMS AND PRIORITY TAX CLAIMS

		2.1	Administrative Claims.  Unless otherwise agreed by
the holder of an Allowed Administrative Claim, each Allowed
Administrative Claim shall be paid in full in cash on the Distribution Date; provided, however, that if by its terms an Allowed Administrative Claim is payable after the Distribution
Date, such Allowed Administrative Claim may be paid on such later date or dates.

		2.2	Priority Tax Claims.  Unless otherwise agreed by
the holder of a Priority Tax Claim, each Priority Tax Claim shall be paid in full in cash on the Distribution Date; provided, however, that the Debtor shall have the option to make deferred cash payments on account of a Priority Tax Claim over a period not to exceed six (6) years after the date of assessment of such Priority Tax Claim, of a value, as of the Effective Date, equal to the amount of such Priority Tax Claim, which option shall be exercised by written notice to the holder of a Priority Tax Claim delivered not later than ten (10) days before the Confirmation
Hearing specifying a payment schedule, a rate of interest, and the date by which an objection to such treatment must be filed and served.

	ARTICLE III
	CLASSIFICATION OF CLAIMS AND INTERESTS

		3.1	Class 1 Claims.  Class 1 shall consist of all
Other Priority Claims.

		3.2	Class 2 Claims.  Class 2 shall consist of all
Revolver Bank Claims.

		3.3	Class 3 Claims.  Class 3 shall consist of all
Private Placement Lender Claims.

		3.4	Class 4 Claims.  Class 4 shall consist of all DTA
Bank Claims.

		3.5	Class 5 Claims.  Class 5 shall consist of all
Miscellaneous Secured Claims.

		3.6	Class 6 Claims.  Class 6 shall consist of all
General Unsecured Claims.

		3.7	Class 7 Claims.  Class 7 shall consist of all
Rejection Damages Claims.

		3.8	Class 8 Equity Interests.  Class 8 shall consist
of all Preferred Stock Interests.

		3.9	Class 9 Claims.  Class 9 shall consist of all
Preferred Stock Claims.

		3.10	Class 10 Claims and Equity Interests.  Class 10
shall consist of all Common Stock Claims and all Common Stock
Interests.

		3.11	Class 11 Equity Interests.  Class 11 shall consist
of all Other Equity Securities Interests.

	ARTICLE IV
	TREATMENT OF CLAIMS AND INTERESTS

		4.1	Class 1 (Other Priority Claims).  At the option of
the Debtor, either (i) the legal, equitable and contractual rights to which Class 1 Claims entitle the holders thereof shall be left unaltered, or (ii) the Class 1 Claims shall be left unimpaired in the manner described in Section 1124(2) of the Bankruptcy Code.

		4.2	Class 2 (Revolver Bank Claims).  The legal,
equitable and contractual rights to which Class 2 Claims entitle the holders thereof shall be left unaltered inasmuch as on the Distribution Date: (a) the principal portion of each such Claim shall be paid in full in cash; (b) accrued and unpaid interest (through the Petition Date) on the principal portion of such Claim shall be paid in full in cash at the non-default rate specified in the Revolving Credit Agreement; (c) accrued and unpaid interest (from the Petition Date through the Distribution
Date) on the principal portion of such Claim shall be paid in full in cash at the default rate specified in the Revolving
Credit Agreement; and (d) any reasonable fees, costs or charges provided for under the Revolving Credit Agreement shall be paid in full in cash. To the extent that the Debtor and the holder of a Class 2 Claim cannot agree as to the amount of such fees, costs or charges, the Bankruptcy Court shall determine what constitutes a "reasonable" amount.

		4.3	Class 3 (Private Placement Lender Claims).  The
legal, equitable and contractual rights to which Class 3 Claims entitle the holders thereof shall be left unaltered inasmuch as on the Distribution Date: (a) the principal portion of each such Claim shall be paid in full in cash; (b) accrued and unpaid interest (through the Petition Date) on the principal portion of such Claim shall be paid in full in cash at the non-default rate specified in the Insurance Company Loan Agreement; (c) accrued and unpaid interest (from the Petition Date through the Distribution Date) on the principal portion of such Claim shall be paid in full in cash at the default rate specified in the Insurance Company Loan Agreement; and (d) any reasonable fees, costs or charges provided for under the Insurance Company Loan
Agreement shall be paid in full in cash. To the extent that the Debtor and the holder of a Class 3 Claim cannot agree as to the amount of such fees, costs or charges, the Bankruptcy Court shall determine what constitutes a "reasonable" amount.

		4.4	Class 4 (DTA Bank Claims).  The legal, equitable
and contractual rights to which Class 4 Claims entitle the holders thereof shall be left unaltered inasmuch as on the Distribution Date: (a) the principal portion of each such Claim shall be paid in full in cash; (b) accrued and unpaid interest
(through the Petition Date) on the principal portion of such Claim shall be paid in full in cash at the non-default rate specified in the Repayment Agreement; (c) accrued and unpaid interest (from the Petition Date through the Distribution Date) on the principal portion of such Claim shall be paid in full in cash at the default rate specified in the Repayment Agreement;
and (d) any reasonable fees, costs or charges provided for under the Repayment Agreement shall be paid in full in cash. To the extent that the Debtor and the holder of a Class 4 Claim cannot agree as to the amount of such fees, costs or charges, the Bankruptcy Court shall determine what constitutes a "reasonable" amount.

		4.5	Class 5 (Miscellaneous Secured Claims).  At the
option of the Debtor, either (i) the legal, equitable and contractual rights to which Class 5 Claims entitle the holders thereof shall be left unaltered or (ii) the Class 5 Claims shall be left unimpaired in the manner described in Section 1124(2) of the Bankruptcy Code.

		4.6	Class 6 (General Unsecured Claims).  At the option
of the Debtor, either (i) the legal, equitable and contractual rights to which Class 6 Claims entitle the holders thereof shall be left unaltered or (ii) the Class 6 Claims shall be left unimpaired in the manner described in Section 1124(2) of the Bankruptcy Code.

		4.7	Class 7 (Rejection Damages Claims).  The legal,
equitable and contractual rights to which Class 7 Claims entitle the holders thereof shall be left unaltered inasmuch as each Class 7 Claim shall be paid in full in cash on the Distribution
Date.

		4.8	Class 8 (Preferred Stock Interests).  The legal,
equitable, and contractual rights to which Class 8 Equity
Interests entitle the holders thereof shall be left unaltered.

		4.9	Class 9 (Preferred Stock Claims).  The legal,
equitable, and contractual rights to which Class 9 Claims entitle the holders thereof shall be left unaltered.

		4.10	Class 10 (Common Stock Claims and Interests).  The
legal, equitable, and contractual rights to which Class 10 Claims and Equity Interests entitle the holders thereof shall be left unaltered.

		4.11	Class 11 (Other Equity Securities Interests).  The
legal, equitable, and contractual rights to which Class 11 Equity
Interests entitle the holders thereof shall be left unaltered.

		4.12	Unimpaired Classes.  By virtue of the foregoing
provisions of Article IV, all Classes of Claims and Equity
Interests are unimpaired under the Plan.

	ARTICLE V
	CONDITIONS PRECEDENT

		5.1	Conditions to Confirmation.  It is a condition to
Confirmation of the Plan, unless waived in writing by the Debtor, that the Confirmation Order contain the following provisions:

		(a)	authority for the Debtor to assume the Asset
Purchase Agreement in accordance with Article VII of the Plan, and for the Debtor to consummate the Criterion Asset Sale; and

		(b)	authority for the Debtor to assume and assign to
CONSOL all unrejected executory contracts and unexpired leases being transferred to CONSOL pursuant to the Asset Purchase Agree-ment, including, without limitation, the TECo Subcontracts, in accordance with Article VII of the Plan and without obtaining
TECo's consent to such assignment; and

		(c)	making the provisions of the Confirmation Order
non-severable and mutually dependent; and

		(d)	such other provisions as the Debtor shall deem
necessary or appropriate in its sole discretion.

		5.2	Conditions to Consummation.  It is a condition to
consummation of the Plan that: (a) all conditions to Confirma-tion of the Plan shall have been satisfied; (b) the Confirmation
Order shall have been entered and shall not have been vacated, modified or reversed, and no stay thereof shall be in effect; and
(c) the Criterion Asset Sale shall have been consummated.

	ARTICLE VI
	MEANS OF EXECUTION OF THE PLAN

		6.1.	Criterion Asset Sale.  As soon as practicable
after the Confirmation Date, the Criterion Asset Sale shall be consummated.

		6.2.	Retiree Benefits.  On the Effective Date, pursuant
to Section 1129(a)(13) of the Bankruptcy Code, the Reorganized
Debtor will continue to be obligated to pay all retiree benefits, as that term is defined in Section 1114 of the Bankruptcy Code, and shall continue to pay such retiree benefits as they become due at the level(s) established at any time prior to the Confirmation Date pursuant to Subsection (e)(1)(B) or (g) of said
Section 1114, for the duration of the period the Debtor has obligated itself to provide such benefits.

		6.3.	Disputed Claims.  (a) Except with respect to those
Claims the holders of which have and preserve the right to liquidation of such Claims before a court other than the Bankruptcy Court pursuant to 28 U.S.C. Section 157(b)(5), all Disputed Claims shall be liquidated and determined, and allowed or disallowed, by the Bankruptcy Court.

		(b)	The Bankruptcy Court may, on or prior to the
Confirmation Date or such date or dates thereafter as the Bankruptcy Court may set, fix or liquidate the amount of any contingent or unliquidated Claim or Equity Interest pursuant to
Section 502(c) of the Bankruptcy Code, in which event the amount so fixed or liquidated shall be deemed to be the amount of such contingent or unliquidated Claim or Equity Interest pursuant to
Section 502(c) of the Bankruptcy Code for purposes of distribution under the Plan.

		(c)	The Debtor shall notify all holders of Claims
listed on the Schedule of Disputed Claims that any such claim shall be disallowed unless the holder thereof files a proof of claim within sixty days of the receipt of such notice. The
Debtor shall have ninety days from the filing of any such proof of claim to file an objection thereto, and, if the parties are thereafter unable to resolve the dispute with respect to such claim, the claim shall be liquidated and determined, and allowed or disallowed, by the Bankruptcy Court.

		(d)	The Debtor shall not be required to create or
maintain any reserves for the payment of Disputed Claims.

		(e)	The failure of the Debtor to include any claim on
the Schedule of Disputed Claims shall not constitute an admission that such claim is an undisputed, noncontingent, liquidated claim and the Debtor reserves all defenses, offsets and counterclaims with respect to such claim.

	ARTICLE VII
	EXECUTORY CONTRACTS AND UNEXPIRED LEASES

		7.1	Assumption and Rejection of Executory Contracts
and Unexpired Leases. (a) On the Effective Date, and to the extent permitted by applicable law, all executory contracts and unexpired leases of the Debtor will be assumed in accordance with the provisions of Section 365 and Section 1123 of the Bankruptcy
Code, including, without limitation, the Asset Purchase
Agreement, the TECo Subcontracts, the collective bargaining agreement currently in effect between the Debtor and the UMWA and a certain Settlement Agreement between Westmoreland and the UMWA dated July 27, 1994, but excluding (i) any and all executory contracts and unexpired leases which are listed on any "Schedule of Rejected Executory Contracts" filed by the Debtor on or before entry of the Confirmation Order, all of which contracts and leases shall be rejected by order of the Bankruptcy Court pursuant to the provisions of Section 365 and Section 1123 of the Bankruptcy Code, (ii) any and all such contracts and leases rejected by order of the Bankruptcy Court prior to entry of the Confirmation Order and (iii) any and all such contracts and leases which are the subject of any motion to reject pending on the date of entry of the Confirmation Order, but only in the event that such motion to reject is granted by a Final Order.
Entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such assumptions or rejections pursuant to Sections 365(a) and 1123 of the Bankruptcy Code. Contracts entered into after the Petition Date will be performed by the Debtor in the ordinary course of business. Any Claims arising out of the rejection of contracts or leases under this
Article VII must be filed with the Bankruptcy Court within thirty
(30) days after the later of the Confirmation Date or the date of any Final Order approving the Debtor's rejection of such contract or lease or be forever barred.

		(b)	Unless otherwise agreed by the holder of such a
Claim or otherwise provided in an order of the Bankruptcy Court, all Claims with respect to payments to cure defaults or to provide compensation for actual pecuniary loss resulting from such default or adequate assurance of future performance that may be required by Bankruptcy Code Section 365(b)(1) shall be paid in full in cash on the Distribution Date.

		(c)	Confirmation of the Plan shall not impair or
otherwise affect any lien on property of the Debtor existing in favor of any lessor of equipment to the Debtor.

		7.2	Compensation and Benefit Programs. Except as
otherwise specifically set forth in the Plan, all employment and severance policies, and all compensation and benefit plans, policies, and programs of the Debtor applicable generally to its employees, including without limitation, all savings plans, retirement plans, health care plans, disability plans, severance benefit plans, incentive plans and life, accidental death, and dismemberment insurance plans, are treated as executory contracts under the Plan and on the Effective Date will be assumed pursuant to the provisions of Sections 365 and 1123 of the Bankruptcy
Code.

	ARTICLE VIII
	EFFECTS OF PLAN CONFIRMATION

		8.1	Discharge.  Except as otherwise expressly provided
in Section 1141 of the Bankruptcy Code or the Plan, the distributions made pursuant to the Plan will be in full and final satisfaction, settlement, release and discharge as against the Debtor of any debt that arose before the Confirmation Date and any debt of a kind specified in Sections 502(g), 502(h) or 502(i) of the Bankruptcy Code and all Claims and Equity Interests of any nature, including, without limitation, any interest accrued thereon from and after the Petition Date, whether or not (i) a proof of a Claim or interest based on such debt, obligation or interest is filed or deemed filed under Section 501 of the Bankruptcy Code, (ii) such Claim or Equity Interest is allowed under Section 502 of the Bankruptcy Code, or (iii) the holder of such Claim or Equity Interest has accepted the Plan. Therefore, upon the Effective Date or such later date on which a Claim becomes a Disputed Claim, all holders of Disputed Claims and Equity Interests shall be precluded from asserting against the Debtor or the Reorganized Debtor, or against any assets or properties of the Debtor or the Reorganized Debtor, any other or further Claims or Equity Interests based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Effective Date, and the Confirmation
Order shall permanently enjoin said holders of Disputed Claims and Equity Interests, their successors and assigns, from enforcing or seeking to enforce any such Disputed Claims or Equity Interests against the Debtor, the Reorganized Debtor, or their respective assets or property.

		8.2	Revesting.  On the Effective Date, except as
otherwise expressly provided in the Plan or the Confirmation
Order, the Debtor will be vested with all of the property of the Estate free and clear of all Claims, liens, encumbrances, charges and other interests of creditors and equity security holders, and may operate its businesses free of any restrictions imposed by the Bankruptcy Code or by the Bankruptcy Court.

		8.3	Retention and Enforcement of Causes of Action.
Except as otherwise provided in the Confirmation Order, nothing contained in the Plan shall be deemed to be a waiver or relinquishment of any claims, rights, or causes of action that constitute property of the Estate or of the Debtor, whether arising under the Bankruptcy Code or under nonbankruptcy law, including, without limitation, all fraudulent conveyance claims under Section 548 of the Bankruptcy Code or under applicable nonbankruptcy law as applied through Section 544(b) of the Bankruptcy Code, all of which are expressly (a) retained and may be enforced by the Debtor and any successors in interest, including the Reorganized Debtor, and (b) may be pursued, as appropriate, in accordance with the best interests of the Debtor, the Reorganized Debtor, or such successors; provided, however, that the Confirmation Order shall state that the Debtor hereby waives all claims for recovery of voidable preferences under
Section 547 of the Bankruptcy Code or under applicable nonbank-ruptcy law as applied through Section 544(b) of the Bankruptcy
Code.

		8.4	Retention of Jurisdiction.  Notwithstanding entry
of the Confirmation Order or the Effective Date having occurred, the Bankruptcy Court, to the extent permitted under the applicable sections of Title 28 of the United States Code, will retain jurisdiction (a) to determine any Disputed Claims, (b) to determine requests for payment of Claims entitled to priority under Section 507(a)(1) of the Bankruptcy Code, including compensation of and reimbursement of expenses of parties entitled thereto, (c) to resolve controversies and disputes regarding interpretation and implementation of the Plan, (d) to enter orders in aid of the Plan, including, without limitation, appropriate orders (which may include contempt or other sanctions) to protect the Debtor, (e) to modify the Plan pursuant to Section 9.1 of the Plan, (f) to determine any and all applications, Claims, Equity Interests, adversary proceedings and contested or litigated matters pending on the Effective Date or commenced after the Effective Date as contemplated in the Plan, including, without limitation, matters relating to the Asset
Purchase Agreement or TECo Subcontracts, (g) to allow, disallow, estimate, liquidate or determine any Claim or Equity Interest
(including, without limitation, Claims that are either not Allowed Claims or Disputed Claims) and to enter or enforce any order requiring the filing of any such Claim before a particular date, (h) to determine any and all pending applications for the rejection or disaffirmance of executory contracts or leases, or for the assumption or assignment of executory contracts and leases, and to hear and determine, and if need be to liquidate, any and all Claims arising therefrom, (i) to determine any actions or controversies described in Section 8.3 of the Plan, and (j) to enter a final decree closing the Reorganization Case.

		8.5	Post-Consummation Effect of Evidences of Claims.
All evidences of Claims against the Debtor shall, effective upon the Effective Date, represent only the right to participate in the distributions contemplated by the Plan.

		8.6	Failure of Court to Exercise Jurisdiction.  If the
Court abstains from exercising or declines to exercise jurisdiction, or is otherwise without jurisdiction over any matter arising out of the Reorganization Case, including the matters set forth in this Article VIII, this Article VIII shall not prohibit or limit the exercise of jurisdiction by any other court having competent jurisdiction with respect to such matter.

		8.7	Term of Injunctions or Stays.  Unless otherwise
provided, all injunctions or stays provided for in the Reorganization Case pursuant to Section 105 or Section 362 of the
Bankruptcy Code or otherwise and in effect on the Confirmation
Date shall remain in full force and effect until the Effective
Date.

	ARTICLE IX
	MISCELLANEOUS PROVISIONS

		9.1	Modification of Plan.  The Debtor reserves the
right, in accordance with and subject to Section 1127 of the Bankruptcy Code, to amend or modify the Plan prior to the entry of the Confirmation Order. After the Effective Date, the
Reorganized Debtor may, upon order of the Court, amend or modify the Plan in accordance with Section 1127(b) of the Code, or remedy any defect or omission or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan.

		9.2	Additional Proponents of the Plan.  In the event
that following the Petition Date but prior to the Confirmation
Hearing a subsidiary or affiliate of any Debtor commences a case under Chapter 11 of the Bankruptcy Code which is jointly administered along with cases number 94-1066 through 94-1070 in the Bankruptcy Court, the Debtor shall have the option to add such subsidiary or affiliate as a proponent of the Plan by filing a notice in writing of the same with the Bankruptcy Court and serving a copy of the same on all creditors and equity security holders in the Reorganization Case, in which event such subsidiary or affiliate shall, without further order of the Bankruptcy Court, be deemed to constitute a "Debtor" and a "Reorganized Debtor" under this Plan and its case commenced under Chapter 11 of the Bankruptcy Code shall be deemed to be included in the defined term "Reorganization Case."

		9.3	Withdrawal of Plan.  The Debtor reserves the
right, at any time prior to entry of the Confirmation Order, to revoke and withdraw the Plan. If the Debtor revokes or withdraws the Plan under this Section, or if entry of the Confirmation
Order does not occur, then the Plan shall be deemed null and void. In that event, nothing contained in the Plan shall be deemed to constitute a waiver or release of any Claims by or against the Debtor or any other person, or to prejudice in any manner the rights of the Debtor or any other person in any further proceedings involving the Debtor or any other person.

		9.4	Releases.  Holders of Claims which receive
distributions under the Plan shall be deemed to release each of the Reorganized Debtors and their respective present and former directors, officers, employees, agents and representatives from any and all Claims and liabilities relating to or against any of them arising from the Petition Date up to the Effective Date, including Claims and causes of action arising in or under the Bankruptcy Code, but excluding (a) any claim of a Private Placement Lender relating to any such Private Placement Lender's ordinary course business relationship with the Debtor but which is not related to a Private Placement Lender Claim and (b) any claim of any party in interest who objects to such release prior to the Confirmation Hearing.

		9.5	Cancellation of Certain Agreements.  On the
Effective Date, the Revolving Credit Agreement, the Private Placement Loan Agreement and the Repayment Agreement shall, except for purposes of making distributions under the Plan, be deemed cancelled, terminated, and of no further force or effect, and such cancellation shall extinguish the rights and obligations of the Debtors and of the Revolver Banks, the Private Placement Lenders and the DTA Banks thereunder.

		9.6	Limitation of Liability.  Neither the Reorganized
Debtors, nor any of their employees, officers, directors, agents or representatives, nor any professional persons employed by any of them, shall have or incur any liability to any person or entity for any act taken or omission made in good faith in connection with or related to formulating, implementing, confirming or consummating this Plan, the Solicitation Materials and Disclosure Statement, or any contract, instrument, release or other agreement or document created in connection with this Plan.

		9.7	Saturday, Sunday, or Legal Holiday.  If any
payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

		9.8	Means of Cash Payment.  Cash payments made pur-
suant to the Plan to holders of Class 2, Class 3, and Class 4
Claims shall be in U.S. funds and shall be made by wire transfer.

		9.9	Severability of Provisions.  If prior to
Confirmation any term or provision of the Plan, which does not govern the treatment of Claims or Equity Interests or the conditions to the Effective Date, is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

		9.10	Headings.  Headings are used in the Plan for
convenience and reference only, and shall not constitute a part of the Plan for any other purpose.

		9.11	Binding Effect.  The Plan shall be binding upon
and inure to the benefit of each of the Reorganized Debtors, its creditors, the holders of Equity Interests, and their respective successors and assigns.

		9.12	Governing Law.  Unless a rule of law or procedure
is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or the Delaware General Corporation Law, the laws of the State of New York shall govern the construction and implementation of the Plan and any agreements, documents, and instruments executed in connection with the Plan.

		9.13	Filing of Additional Documents.  On or before
substantial consummation of the Plan, the Reorganized Debtor shall file with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

		9.14	Withholding and Reporting Requirements.  In
connection with the Plan and all instruments issued in connection therewith and distributions thereon, the Debtor shall comply with all withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority and all distributions hereunder shall be subject to any such withholding and reporting requirements.

		9.15	Charter.  On the Effective Date, each Reorganized
Debtor will file its Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware in accordance with Sections 228, 242 and 245 of the Delaware General Corporation Law. The Amended and Restated
Certificate of Incorporation of each Reorganized Debtor will,


among other things, prohibit the issuance of non-voting equity securities as required by Section 1123(a)(6) of the Bankruptcy
Code.

Date:	December    , 1994



						WESTMORELAND COAL COMPANY



						By:_______________________________
						   Name:
						   Title:

						WESTMORELAND COAL SALES COMPANY,
INC.



						By:_______________________________
						   Name:
						   Title:

						CRITERION COAL COMPANY



						By:_______________________________
						   Name:
						   Title:

						KENTUCKY CRITERION COAL COMPANY



						By:_______________________________
						   Name:
						   Title:

						DEANE PROCESSING COMPANY



						By:_______________________________
						   Name:
						   Title:
CGS94A04.DUP (12/29/94 10:34AM)


	TABLE OF CONTENTS

ARTICLE I
		DEFINITIONS	  1
	1.1	"Administrative Claim"	  1
	1.2	"Allowed"	  2
	1.3	"Amended and Restated Certification of
		 Incorporation"	  2
	1.4	"Asset Purchase Agreement"	  2
	1.5	"Bankruptcy Code"	  2
	1.6	"Bankruptcy Court"	  3
	1.7	"Bankruptcy Rules"	  3
	1.8	"Business Day"	  3
	1.9	"Claim"	  3
	1.10	"Class"	  3
	1.11	"Common Stock"	  3
	1.12	"Common Stock Claim"	  4
	1.13	"Common Stock Interest"	  4
	1.14	"Confirmation"	  4
	1.15	"Confirmation Date"	  4
	1.16	"Confirmation Hearing"	  4
	1.17	"Confirmation Order"	  4
	1.18	"CONSOL"	  4
	1.19	"Criterion Asset Sale"	  4
	1.20	"Criterion Coal"	  5
	1.21	"Deane"	  5
	1.22	"Debtor" or "Debtors"	  5
	1.23	"Disclosure Statement"	  5
	1.24	"Disputed Claim"	  5
	1.25	"Distribution Date"	  6
	1.26	"DTA Banks"	  6
	1.27	"DTA Bank Claim"	  6
	1.28	"Effective Date"	  6
	1.29	"Equity Interest"	  6
	1.30	"Estate"	  7
	1.31	"Final Order"	  7
	1.32	"General Unsecured Claim"	  7
	1.33	"Insurance Company Guaranty"	  7
	1.34	"Insurance Company Loan Agreement"	  7
	1.35	"Insurance Company Notes"	  8
	1.36	"Kentucky Criterion"	  8
	1.37	"Miscellaneous Secured Claim"	  8
	1.38	"Other Equity Securities"	  8
	1.39	"Other Equity Securities Interest"	  9
	1.40	"Other Priority Claim"	  9
	1.41	"Parent Company Guaranty"	  9
	1.42	"Petition Date"	  9
	1.43	"Plan"	  9
	1.44	"Preferred Stock"	 10
	1.45	"Preferred Stock Claim"	 10
	1.46	"Preferred Stock Interest"	 10
	1.47	"Priority Tax Claim"	 10
	1.48	"Private Placement Lenders"	 10
	1.49	"Private Placement Lender Claim"	 10
	1.50	"Professionals"	 11
	1.51	"Reorganization Case"	 11
	1.52	"Reorganized Debtor" or "Reorganized Debtors"	 11
	1.53	"Rejection Damages Claim"	 11
	1.54	"Repayment Agreement"	 11
	1.55	"Revolver Banks"	 12
	1.56	"Revolver Bank Claim"	 12
	1.57	"Revolving Credit Agreement"	 12
	1.58	"Secured Claim"	 12
	1.59	"Solicitation Materials"	 13
	1.60	"TECo"	 13
	1.61	"TECo Subcontracts"	 13
	1.62	"Terminal"	 13
	1.63	"UMWA"	 13
	1.64	"Unsecured Claim"	 13
	1.65	"WCSC"	 13
	1.66	"WEI"	 14
	1.67	"Westmoreland"	 14

ARTICLE II
		TREATMENT OF ADMINISTRATIVE CLAIMS AND PRIORITY TAX
		CLAIMS	 14
	2.1	Administrative Claims.	 14
	2.2	Priority Tax Claims.	 14

ARTICLE III
		CLASSIFICATION OF CLAIMS AND INTERESTS	 15
	3.1	Class 1 Claims	 15
	3.2	Class 2 Claims	 15
	3.3	Class 3 Claims	 15
	3.4	Class 4 Claims	 15
	3.5	Class 5 Claims	 15
	3.6	Class 6 Claims	 15
	3.7	Class 7 Claims	 15
	3.8	Class 8 Equity Interests	 16
	3.9	Class 9 Claims	 16
	3.10	Class 10 Claims and Equity Interests	 16
	3.11	Class 11 Equity Interests	 16

ARTICLE IV
		TREATMENT OF CLAIMS AND INTERESTS	 16
	4.1	Class 1 (Other Priority Claims)	 16
	4.2	Class 2 (Revolver Bank Claims)	 16
	4.3	Class 3 (Private Placement Lender Claims)	 17
	4.4	Class 4 (DTA Bank Claims)	 18
	4.5	Class 5 (Miscellaneous Secured Claims)	 18
	4.6	Class 6 (General Unsecured Claims)	 19
	4.7	Class 7 (Rejection Damages Claims)	 19
	4.8	Class 8 (Preferred Stock Interests)	 19
	4.9	Class 9 (Preferred Stock Claims)	 19
	4.10	Class 10 (Common Stock Claims and Interests)	 19
	4.11	Class 11 (Other Equity Securities Interests)	 20
	4.12	Unimpaired Classes	 20

ARTICLE V
		CONDITIONS PRECEDENT	 20
	5.1	Conditions to Confirmation	 20
	5.2	Conditions to Consummation	 21

ARTICLE VI
		MEANS OF EXECUTION OF THE PLAN	 21
	6.1.	Criterion Asset Sale	 21
	6.2.	Retiree Benefits	 21
	6.3.	Disputed Claims	 22

ARTICLE VII
	EXECUTORY CONTRACTS AND UNEXPIRED LEASES	 23
	7.1	Assumption and Rejection of Executory Contracts
and Unexpired Leases	 23
	7.2	Compensation and Benefit Programs	 25

ARTICLE VIII
		EFFECTS OF PLAN CONFIRMATION	 25
	8.1	Discharge	 25
	8.2	Revesting	 26
	8.3	Retention and Enforcement of Causes of Action	 27
	8.4	Retention of Jurisdiction	 27
	8.5	Post-Consummation Effect of Evidences of Claims	 29
	8.6	Failure of Court to Exercise Jurisdiction	 29
	8.7	Term of Injunctions or Stays	 29

ARTICLE IX
		MISCELLANEOUS PROVISIONS	 30
	9.1	Modification of Plan	 30
	9.2	Additional Proponents of the Plan	 30
	9.3	Withdrawal of Plan	 31
	9.4	Releases	 31
	9.5	Cancellation of Certain Agreements	 32
	9.6	Limitation of Liability	 32
	9.7	Saturday, Sunday, or Legal Holiday	 32
	9.8	Means of Cash Payment	 33
	9.9	Severability of Provisions	 33
	9.10	Headings	 33
	9.11	Binding Effect	 34
	9.12	Governing Law	 34
	9.13	Filing of Additional Documents	 34
	9.14	Withholding and Reporting Requirements	 34
	9.15	Charter	 35



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